Exhibit 99.1

IDT Reports Results for the First Quarter of Fiscal 2008

NEWARK, NJ — December 10, 2007 — IDT Corporation (NYSE: IDT, IDT.C) announces operating results for the first quarter of fiscal 2008, the three months ended October 31, 2007.

•	Q1 Revenues: $468.1 million, down 10.4% year-over-year.

•	Q1 Net income: $6.8 million, versus net income of $213.9 million one year ago, of which $191 million was attributed to discontinued operations.

•	Q1 Pretax income from continuing operations was $10.6 million, compared with $24.4 million in the year-ago period.

•	Q1 Net income per share of $0.09, or $0.08 diluted, versus net income per share of $2.51 one year ago, or $2.43 per diluted share.

•	Cash, cash equivalents, marketable securities, and investments totaled $542.1 million as of the end of the fiscal first quarter.

The following table summarizes the operating performance of IDT’s continuing businesses:

$ millions	Revenues		Income (Loss) from Operations
	Q108	Q407	Q107	Q108	Q407	Q107
Wholesale Telecom	$280.1	$300.9	$327.7	$42.1	($9.8)	($4.8)
Prepaid Products	208.9	228.7	260.8	(15.9)	(71.3)	0.9
Consumer Phone Services	25.2	30.0	53.8	5.2	9.8	43.6
Inter-segment	(111.6)	(127.7)	(171.1)	—	—	—

IDT Telecom Total	402.6	431.9	471.2	31.4	(71.3)	39.7
IDT Capital	23.3	15.3	14.9	(7.7)	(15.8)	(4.5)
IDT Energy	42.1	45.3	36.2	1.7	0.5	4.9
Corporate	—	—	—	(21.0)	(37.1)	(13.8)

Total IDT	$468.1	$492.6	$522.3	$4.3	($123.7)	$26.3

Columns in table may not add due to rounding.

Income from operations in our Wholesale Telecom segment in Q1 2008 includes a $40.0 million arbitration award described below. Income from operations in our Consumer Phone Services segment in Q1 2007 includes a $41.8 million gain on the sale of our U.K.-based consumer phone services business, Toucan.

RECENT DEVELOPMENTS

•

On November 26, 2007 we announced that our Net2Phone Cable Telephony subsidiary had been awarded approximately €23 million, plus interest from November 2005, in an arbitration proceeding against Altice One S.A. and certain of its affiliates. The arbitration proceedings related to Altice’s termination of cable telephony license agreements Net2Phone had entered into in November 2004. We recorded a gain of $40.0 million for this arbitration award, including accrued interest, in our Wholesale Telecommunications Services segment in Q1 2008.

•

On October 26, 2007 we announced that Stephen R. Brown, our former CFO and Treasurer, and the former co-Chairman of IDT Entertainment, was appointed as our Chief Operating Officer. Mr. Brown replaces Mr. Lichtenstein, who has assumed the position of CEO of IDT Telecom.

•

During the first quarter we purchased an aggregate of 4.9 million shares of our Class B Common Stock for $38.2 million under our stock buy back program. As of October 31, 2007, 18.0 million shares of Class B Common Stock or Common Stock remained available for repurchase under the stock repurchase program. As of December 10, 2007, we had acquired another 0.4 million shares of our Class B Common Stock and Common Stock, for $3.6 million.

•

On September 19, 2007 we entered into an agreement for the purchase of our headquarters office building for approximately $22.8 million in cash and the assumption of the remainder of the existing mortgage on the premises, for a total purchase price of $50 million. The purchase is subject to customary conditions and contingencies. We expect the closing of the purchase to occur during our second or third fiscal quarter in fiscal 2008.

RESULTS OF IDT TELECOM OPERATIONS

IDT Telecom carried 5.88 billion minutes of traffic for third-party customers in the first quarter of fiscal 2008, a decrease of 0.2% sequentially, and 0.4% versus Q1 2007. Revenues declined 6.8% sequentially and 14.6% compared with the 2007 first quarter. IDT Telecom’s income from operations of $31.4 million reflects an arbitration award of $40 million. The $8.6 million loss which would have been incurred absent that award is an improvement vis-a-vis the most recent three quarters. Taking into account the fact that IDT Telecom’s income from operations in the first quarter of fiscal 2007 includes a $41.8 million gain on the sale of our U.K.-based consumer phone services business, Toucan, the current quarter still represents a significant deterioration from Q1 2007. Gross profit dollars were 19.3% lower than the year-ago figure, but higher than any of the immediately preceding three quarters. Total selling, general and administrative (“SG&A”) expenses fell 10.0% versus one year-ago, but this was primarily due to the reduction in SG&A expenses of the Toucan business which was sold. Depreciation and amortization expense for IDT Telecom fell from $18.0 million in the year-ago period and $17.2 million in the fourth quarter of 2007 to $15.6 million in the current quarter, due to a reduction in capital expenditures.

During Q1 2008, IDT reorganized the management team at IDT Telecom. Management now measures the performance of several of its core telecom business units differently, and, as a result, to the extent possible, comparative historical segment results have been reclassified or restated to conform to the current managerial business view. The Wholesale Telecom business segment now includes inter-segment revenues from the sale of minutes of use to IDT Telecom’s retail businesses at cost plus an agreed upon mark-up. Instead of sharing proportionally with our retail telecom segments our total pool of network-related operating costs for terminating minutes of use, beginning with Q1 2008, these costs are allocated primarily to Wholesale Telecom. Inter-segment sales are eliminated for purposes of reporting consolidated Telecom results.

Line of Business Detail

$ millions	Q1 07	Q2 07	Q3 07	Q4 07	FY 07	Q1 08
REVENUES TOTAL	471.2	447.0	415.6	431.9	1765.7	402.6
Wholesale	327.7	331.0	303.8	300.9	1263.3	280.1
Intersegment Revenues	(171.1)	(169.8)	(149.6)	(127.7)	(618.2)	(111.6)
Wholesale - Third Party	156.6	161.1	154.3	173.1	645.1	168.5
Prepaid Products	260.8	251.6	230.7	228.7	971.8	208.9
CC- United States	215.9	204.9	180.0	175.1	776.0	159.5
CC- Europe	25.9	25.9	25.4	27.5	104.7	23.4
CC- Rest of World	7.2	7.8	10.1	7.4	32.5	8.1
Other (2)	11.8	12.9	15.2	18.8	58.7	17.8
Consumer Phone Services	53.8	34.3	30.7	30.0	148.8	25.2
United States	35.7	33.4	29.5	28.4	127.1	23.5
Europe (3)	17.5	—	—	—	17.5	—
Other	0.6	0.8	1.2	1.6	4.2	1.7
GROSS PROFIT
TOTAL	107.7	86.2	80.6	75.1	349.6	86.9
Wholesale	35.1	35.3	29.1	26.5	125.9	35.7
Prepaid Products	51.6	35.6	38.7	33.2	159.1	38.5
Calling Cards	50.1	34.2	35.8	29.5	149.6	35.0
Other	1.5	1.4	2.9	3.7	9.5	3.5
Consumer Phone Services	21.0	15.4	12.8	15.5	64.7	12.7
United States	14.8	14.8	12.5	15.0	57.0	12.5
Europe	5.9	—	—	—	5.9	—
Other	0.3	0.6	0.3	0.5	1.7	0.2
GROSS MARGIN
TOTAL	22.8%	19.3%	19.4%	17.4%	19.8%	21.6%
Wholesale (1)	10.7%	10.7%	9.6%	8.8%	10.0%	12.8%
Prepaid Products	19.8%	14.1%	16.8%	14.5%	16.4%	18.4%
Calling Cards	20.1%	14.3%	16.6%	14.0%	16.4%	18.3%
Other	12.8%	10.5%	19.2%	19.7%	16.2%	19.4%
Consumer Phone Services	39.0%	44.9%	41.8%	51.6%	43.5%	50.2%
United States	41.3%	44.3%	42.3%	52.7%	44.9%	53.1%
Europe	33.6%	—	—	—	33.6%	—
Other	61.4%	67.2%	27.0%	32.2%	41.8%	9.7%
SG&A
TOTAL	87.5	82.2	80.6	113.4	363.7	78.7
Wholesale	27.9	27.4	26.5	22.4	104.2	24.6
Prepaid Products	41.2	45.5	45.8	86.6	219.1	47.2
Calling Cards	31.8	35.0	33.5	73.5	173.8	31.9
Other	9.4	10.5	12.4	13.1	45.4	15.3
Consumer Phone Services	18.4	9.3	8.3	4.4	40.4	7.0
United States	8.3	7.7	6.5	2.8	25.3	5.6
Europe	8.8	—	—	—	8.8	—
Other	1.3	1.7	1.8	1.6	6.3	1.4

Columns in table may not add due to rounding;

(1)	Wholesale margins are based on total gross profits divided by total (inter-segment plus third party) revenues.

(2)	Prepaid Products – Other consists mostly of TúYo Mobile, our U.S. wireless unit, and our ethnic grocery brands operation, which is managed through Union Telecard Alliance (“UTA”), IDT’s prepaid card distribution unit.

(3)	Consumer Phone Services – Europe includes our U.K.-based Toucan business, which was sold in the first quarter of fiscal 2007.

Wholesale Telecommunications Services

IDT Telecom’s $40 million gain from the arbitration award is reflected in the Wholesale Telecom segment. Wholesale continued its solid performance during Q1 2008. Revenues from third-party customers during the quarter increased 7.6% year-over-year, but decreased 2.7% sequentially, as we focused during Q1 2008 on improving our gross margin results even at the expense of lower revenues. Inter-segment sales continued to decline, primarily as a result of the softness in revenues that we have been experiencing in our U.S. calling card business. Total Wholesale segment revenues declined 6.9% sequentially and 14.5% from the first quarter one year ago. In the first quarter, Wholesale carried 5.8 billion minutes, essentially flat compared to the minutes volume delivered in both the fourth quarter and the first quarter one year ago. Wholesale segment gross profits of $35.7 million in Q1 2008 were at the highest level compared to each of the quarters in fiscal 2007. Gross margins of 12.8% were 210 basis points higher than those of the year ago period and 400 basis points higher sequentially. The improvement in margins is largely a function of the customer mix, as higher margin third-party revenues increasingly represent a higher proportion of overall Wholesale segment sales, as well as due to improved traffic mix and to significant lower connectivity costs.

Prepaid Products

Prepaid Products revenues in the first quarter decreased 8.7% versus the fourth quarter of fiscal 2007 and decreased 19.9% from the first quarter one year ago. In the first quarter, our global calling card business generated 2.3 billion minutes, as compared to 2.5 billion minutes in the fourth quarter of fiscal 2007 and 3.2 billion minutes in 2007’s first quarter. We believe that our revenues continue to be negatively affected by the practices of many of our competitors, whose cards do not deliver all of the minutes they sell. Our attempts to level the playing field, through a combination of legal action, lobbying and a public relations campaign, is ongoing. We have recently settled with several of our competitors and obtained agreements regarding methods of operation going forward.

Gross profit margins of 18.4% in the first quarter of fiscal 2008 for Prepaid Products were the best we have experienced since Q1 2007, although they were 140 basis points lower than the year-ago comparative period. The improvement in margins is primarily due to our cost per minute declining at a faster rate than our revenue per minute decline, partly as a result of the continuous reduction in connectivity costs, as well as due to shifts in product mix. SG&A expenses for calling cards were held almost flat with the prior year dollar amount, but increased as a percent of revenues because calling card revenues declined. SG&A expenses for other prepaid products increased, primarily in support of TúYo Mobile Wireless.

Consumer Phone Services

Consumer Phone Services revenues for the first quarter were 15.9% lower than those recorded in the fourth quarter of fiscal 2007, and 30.4% lower than last year’s comparable quarter, after excluding revenues from our European consumer phone services business which was sold during the first quarter of fiscal 2007. The customer base for our bundled unlimited local and long distance phone service was approximately 67,500 as of October 31, 2007, compared to 77,900 customers as of July 31, 2007. The customer base for our long distance-only phone service stood at approximately 195,500 at the end of the first quarter, as compared to 206,900 at the end of the fourth quarter of fiscal 2007. The revenue decline, particularly in our bundled offering, is reflective of our decision to stop marketing these services following the FCC’s termination of the UNE-P pricing regime in 2005. Our strategy is to continue to manage this business for cash-flow maximization.

Gross margins for our U.S. consumer phone services business increased from the low 40’s percent range in the first three quarters of fiscal 2007 to 52.7% in Q4 and 53.1% in the first quarter of fiscal 2008. The increase in gross margins resulted primarily from the price increases we have implemented, beginning in the fourth quarter of fiscal 2007, on our bundled unlimited local and long distance phone service offering, which has, in turn, also resulted in an increase in customer churn and associated revenue decline during Q1 2008.

RESULTS OF IDT ENERGY OPERATIONS

$ millions	Q1 07	Q2 07	Q3 07	Q4 07	FY 2007	Q1 08
REVENUES	$36.2	$51.9	$57.3	$45.3	$190.7	$42.1
GROSS PROFIT	8.4	7.1	6.4	4.6	26.5	5.5
GROSS MARGIN %	23.2%	13.7%	11.2%	10.1%	13.9%	12.9%
SG&A	3.5	3.5	4.0	4.0	15.0	3.8
ENDING METERS SERVED (000)	258	271	284	300	300	312

IDT Energy increased its customer base 21% compared to the year-ago period. However, revenue growth did not fully reflect this increase in meters served. The disconnect between growth in customer base and revenue resulted primarily because prices charged to customers for electricity, which accounts for about 80% of typical Q1 energy revenues, were unusually high last year and were about 9.3% lower this year. Further, due to unseasonably warm September and October weather, gas consumption per customer was considerably lower than last year’s rate.

Gross margins in IDT Energy for the quarter were 12.9%, compared with 23.2% in the year-ago period. Primarily as a result of this factor, operating profits for the quarter declined $3.2 million versus the year-ago period. The Q1 2008 gross margin percentages were higher than what we believe to be typical gross margins for this business. IDT Energy plans to continue to target margins per unit that will achieve profitability, and will take advantage of opportunities including, but not limited to significant commodity price fluctuations, to maximize the margin per unit as they arise.

RESULTS OF IDT CAPITAL OPERATIONS

$ millions, except %	Q1 07	Q2 07	Q3 07	Q4 07	FY 2007	Q1 08
REVENUES
TOTAL	$14.9	$13.6	$12.5	$15.3	$56.3	$23.3
Local Media	5.8	5.2	4.9	6.7	22.6	6.0
IDT Carmel (debt collection)*	1.9	0.8	1.0	1.8	5.5	9.7
Internet Mobile Group	0.2	0.3	0.1	1.5	2.1	2.2
Capital- Other	7.0	7.3	6.5	5.4	26.2	5.4
GROSS PROFIT
TOTAL	7.4	7.8	2.7	3.7	21.6	9.3
Local Media	4.2	3.8	3.1	4.9	16.0	4.4
IDT Carmel (debt collection)*	0.5	(0.9)	(2.3)	(3.6)	(6.3)	3.3
Internet Mobile Group	0.1	0.2	0.1	0.6	1.0	0.9
Capital- Other	2.5	4.7	1.8	1.9	10.9	0.7
GROSS MARGIN %
TOTAL	49.7%	57.1%	21.4%	24.3%	38.4%	39.9%
Local Media, GM %	73.5%	73.5%	62.6%	73.3%	70.8%	72.7%
IDT Carmel (debt coll) GM%*	26.9%	-113.7%	-241.3%	-202.9%	-114.5%	34.2%
Internet Mobile Group GM%	50.2%	63.4%	83.5%	37.9%	47.6%	39.5%
Capital- Other, GM %	36.2%	64.5%	27.7%	34.7%	41.8%	13.4%
SG&A
TOTAL	9.6	11.5	12.9	15.8	49.8	15.5
Local Media	3.5	4.2	4.1	5.0	16.8	4.6
IDT Carmel (debt collection)	0.7	1.0	1.0	1.5	4.2	1.2
Internet Mobile Group	0.4	1.0	0.6	1.5	3.5	1.9
Capital Other	5.0	5.3	7.1	7.8	25.2	7.8

*	IDT Carmel began using the effective yield method to recognize revenues in Q1 2008 (see below).

Columns in table may not add due to rounding.

IDT Capital’s $23.3 million revenues for the quarter represented a 57% increase versus the year-ago period, and a 53% increase sequentially. The large majority of each increase was due to results from IDT Carmel, which operates the company’s management of aged receivables. IDT Carmel’s revenues increased more than four-fold when compared to the year-ago period and sequentially. The increase resulted significantly from changing the method of accounting from Cost Recovery to Effective Yield for recognizing revenue in our purchased debt portfolios business. Under Effective Yield, revenue is recognized on a calculated internal rate of return based on our cash flow expectations for each portfolio. Under Cost Recovery, no revenue is recognized until the cost of the portfolio is completely recovered or sold. Also contributing to the increase in revenue over the prior year period, the total amount of receivables under management increased by 56% to $81.1 million at the end of Q1 08. IDT Carmel’s SG&A expenses decreased 20% sequentially, mostly because of decreased bonus compensation and the Q4 completion of consulting studies to assist us with our businesses strategy. As a result, IDT Carmel recorded its first positive operating profits, amounting to approximately $2.0 million, compared with a loss of more than $5.0 million in Q4.

IDT Capital contains several other businesses, including the IDT Internet Mobile Group (IIMG). IIMG owns the Zedge community, an early-stage business that is working towards becoming the clear market leader and destination for mobile content. Currently, the Zedge site is one of the largest mobile content communities on the web and has close to 7 million registered users in 160 countries, growing by an average of more than 12,000 per day. In Q1 2008, IIMG’s operating loss increased 14% sequentially to about $1.2 million due to expenses for newly developing products. Interested shareholders are encouraged to visit www.zedge.net to join the community! Additionally, IIMG has a controlling interest in IDW Publishing, an independent comics and graphic novels publisher. IDW Publishing represents the majority of revenues in the IIMG group.

Overall, IDT Capital reduced its operating loss by 51% sequentially, almost completely due to the improvement in IDT Carmel. Compared with the year-ago period the loss increased 71%. This was mostly attributable to the smaller businesses contained within IDT Capital.

IDT CONFERENCE CALL INFORMATION

Conference call today, December 10, 2007, at 4:30 PM Eastern Time.

•	From the U.S., please dial (877) 826-1579; Conference ID: 27153958.

•	International callers, please dial (212) 729-5034; Conference ID: 27153958.

•	Replay available for one week at:

(800) 642-1687, Conference ID: 27153958 for domestic callers, or

(706) 645-9291, Conference ID: 27153958 for international callers.

•

Webcast of the conference call will be available at the direct link on www.idt.net. An archived copy of the call will be available at the IDT Website, in the Investor Relations section under the Presentations heading for at least six months after the call.

•	Additional financial and statistical information is available on the Investor Relations portion of IDT’s website, at http://www.idt.net/about/ir/overview.asp.

ABOUT IDT CORPORATION

IDT Corporation is a multinational holding company with operations that span several industries. Our principal businesses consist of:

•

IDT Telecom, through which we provide telecommunications services and products worldwide to retail and wholesale customers, including prepaid and rechargeable calling cards, consumer local and long distance service, prepaid wireless phone services and wholesale carrier services, and our grocery distribution business;

•	IDT Energy, which operates our Energy Services Company, or ESCO, in New York State;

•	IDT Carmel, our receivables portfolio management and collection businesses;

•	IDT Local Media, which is primarily comprised of CTM Brochure Display, our brochure distribution company, and the WMET-AM radio station in the Washington D.C. metropolitan area; and

•

IDT Internet Mobile Group, under which we operate our Zedge websites and platform geared toward content for mobile devices, Zedge Studios, which is focused on creating and distributing proprietary and licensed content for traditional and internet/mobile distribution, and IDW, an independent comics and graphic novels publisher pre-eminent in the horror and action genres.

We also hold assets and operate other smaller or early-stage initiatives and operations, including IDT Spectrum, which holds a significant number of Federal Communications Commission licenses for commercial fixed wireless spectrum in the United States, IDT Global Israel, which is primarily comprised of call center operations, and certain real estate investments.

IDT Corporation’s Class B Common Stock and Common Stock trade on the New York Stock Exchange under the ticker symbols IDT and IDT.C, respectively.

In this press release, all statements that are not purely about historical facts, including, but not limited to, those with the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate,” “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. While these forward-looking statements represent IDT’s current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to various risks and uncertainties. These risks and uncertainties include, but are certainly not limited to the specific risks and uncertainties discussed in our reports filed with the SEC. All forward-looking statements and risk factors included in this document are made as of the date hereof, based on information available to IDT as of the date thereof, and IDT assumes no obligation to update any forward-looking statements or risk factors.

Investor Contact	Media Contact
Michael Rapaport 973-438-4408	Michael Glassner 973-438-3553

IDT CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended October 31,
	2007	2006
	(In thousands, except per share data)
Revenues	$468,054	$522,326
Costs and expenses:
Direct cost of revenues (exclusive of depreciation and amortization)	366,464	398,870
Selling, general and administrative(i)	117,686	113,811
Depreciation and amortization	17,819	20,033
Restructuring and severance charges	1,743	5,080

Total costs and expenses	503,712	537,794
Arbitration award	40,000	—
Gain on sale of U.K.-based Toucan business	—	41,753

Income from operations	4,342	26,285
Interest income, net	2,378	3,603
Other income (expense), net	4,521	(1,786)

Income from continuing operations before minority interests and income taxes	11,241	28,102
Minority interests	(626)	(3,718)
Provision for income taxes	(3,835)	(1,534)

Income from continuing operations	6,780	22,850
Discontinued operations, net of tax:
Loss from discontinued operations	—	(7,165)
Gain on sale of discontinued operations	—	198,235

Total discontinued operations	—	191,070

Net income	$6,780	$213,920

Earnings per share:
Basic:
Income from continuing operations	$0.09	$0.27
Total discontinued operations	—	2.24

Net income	$0.09	$2.51

Weighted-average number of shares used in calculation of basic earnings per share	79,624	85,132

Diluted:
Income from continuing operations	$0.08	$0.26
Total discontinued operations	—	2.17

Net income	$0.08	$2.43

Weighted-average number of shares used in calculation of diluted earnings per share	80,228	88,062

(i) Stock-based compensation included in selling, general and administrative expenses	$1,430	$1,713

IDT CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

	October 31, 2007	July 31, 2007
	(Unaudited)
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$136,497	$153,845
Marketable securities	267,644	388,140
Trade accounts receivable, net of allowance for doubtful accounts of $20,655 at October 31, 2007 and $19,654 at July 31, 2007	146,622	171,780
Arbitration award receivable	40,000	—
Prepaid expenses	28,782	28,920
Other current assets	74,263	60,452

Total current assets	693,808	803,137
Property, plant and equipment, net	241,542	251,318
Goodwill	101,719	101,515
Licenses and other intangibles, net	12,387	13,824
Investments	137,986	119,052
Deferred income tax assets, net	218,468	—
Other assets	97,492	78,465

Total assets	$1,503,402	$1,367,311

Liabilities and stockholders’ equity
Current liabilities:
Trade accounts payable	$60,252	$54,445
Accrued expenses	238,487	288,017
Deferred revenue	113,124	112,757
Capital lease obligations—current portion	20,246	21,049
Notes payable—current portion	4,167	8,095
Other current liabilities	13,491	17,598

Total current liabilities	449,767	501,961
Income taxes payable	345,803	—
Deferred income tax liabilities, net	—	105,049
Capital lease obligations—long-term portion	20,239	23,401
Notes payable—long-term portion	82,185	82,847
Other liabilities	13,985	12,928

Total liabilities	911,979	726,186
Minority interests	10,749	10,963
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.01 par value; authorized shares—10,000; no shares issued	—	—
Common stock, $.01 par value; authorized shares—100,000; 25,075 shares issued and 14,996 shares outstanding at October 31, 2007 and July 31, 2007	251	251
Class A common stock, $.01 par value; authorized shares—35,000; 9,817 shares issued and outstanding at October 31, 2007 and July 31, 2007	98	98
Class B common stock, $.01 par value; authorized shares—200,000; 63,282 and 63,261 shares issued at October 31, 2007 and July 31, 2007, respectively; 51,169 and 56,043 shares outstanding at October 31, 2007 and July 31, 2007, respectively	633	633
Additional paid-in capital	712,533	711,103
Treasury stock, at cost, consisting of 10,079 and 10,079 shares of common stock and 12,113 and 7,218 shares of Class B common stock at October 31, 2007 and July 31, 2007, respectively	(278,545)	(240,355)
Accumulated other comprehensive income	11,061	10,750
Retained earnings	134,643	147,682

Total stockholders’ equity	580,674	630,162

Total liabilities and stockholders’ equity	$1,503,402	$1,367,311

IDT CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended October 31,
	2007	2006
	(In thousands)
Net cash used in operating activities	$(55,397)	$(15,185)
Investing activities
Capital expenditures	(9,175)	(10,073)
Collection of notes receivable, net	413	561
Investments and acquisitions	(11,947)	(373)
Proceeds from sale of building	5,388	—
Proceeds from sale of IDT Entertainment, net of cash sold and transaction costs	—	261,604
Proceeds from sale of U.K.-based Toucan business, net of transaction costs	—	38,380
Purchase of debt portfolios	(36,871)	(6,416)
Principal collections and proceeds from resale of debt portfolios	6,927	4,078
Proceeds from sales and maturities of marketable securities	419,912	266,708
Purchases of marketable securities	(293,891)	(370,208)

Net cash provided by investing activities	80,756	184,261
Financing activities
Distributions to minority shareholders of subsidiaries	(1,088)	(4,245)
Proceeds from exercises of stock options	—	1,119
Proceeds from borrowings	—	1,283
Repayments of capital lease obligations	(4,538)	(5,937)
Repayments of borrowings	(681)	(631)
Repurchases of common stock and Class B common stock	(38,190)	(851)

Net cash used in financing activities	(44,497)	(9,262)
Discontinued operations
Net cash used in operating activities	—	(20,261)
Net cash provided by investing activities	—	3,847
Net cash provided by financing activities	—	7,536

Net cash used in discontinued operations	—	(8,878)
Effect of exchange rate changes on cash and cash equivalents	1,790	62

Net (decrease) increase in cash and cash equivalents	(17,348)	150,998
Cash and cash equivalents, beginning of period	153,845	151,192 (*)

Cash and cash equivalents, end of period	$136,497	$302,190

Supplemental schedule of non-cash investing and financing activities
Receipt of the Company’s Class B common stock and IDT Telecom shares as part of the proceeds from the sale of IDT Entertainment	$—	$226,649

Receipt of marketable securities as part of the proceeds from the sale of U.K.-based Toucan business	$—	$7,851

(*)	Includes cash and cash equivalents of discontinued operations of $32.1 million as of July 31, 2006.

SELECTED CONSOLIDATED FINANCIAL DATA

THREE MONTHS ENDED OCTOBER 31, 2007

		IDT Telecom
(In thousands)	Total IDT Corporation	Inter- Segment	Wholesale		Prepaid Products	CPS	IDT Energy	IDT Capital	Corporate
STATEMENT OF OPERATIONS DATA
Revenues	$468,054	$(111,625)*	$280,110	*	$208,891	$25,261	$42,076	$23,342	$—
Costs and expenses:
Direct cost of revenues (exclusive of depreciation and amortization)	366,464	(111,625)	244,395		170,415	12,589	36,656	14,035	—
Selling, general and administrative	117,686	—	24,601		47,191	6,957	3,764	15,496	19,677
Depreciation and amortization	17,819	—	8,337		6,821	439	(15)	1,632	605
Restructuring and severance charges	1,743	—	678		404	57	—	(145)	749

Total costs and expenses	503,712	(111,625)	278,011		224,831	20,042	40,405	31,018	21,031
Arbitration award	40,000	—	40,000		—	—	—	—	—

Income (loss) from operations	4,342	$—	$42,099		$(15,940)	$5,219	$1,671	$(7,676)	$(21,031)

Interest income, net	2,378
Other income, net	4,521

Income from continuing operations before minority interests and income taxes	11,241
Minority interests	(626)
Provision for income taxes	(3,835)

Net income	$6,780

*	Note that IDT Wholesale Telecom Sales to third parties were $168.5 million.